AGREEMENT

     AGREEMENT made this 26 day of March, 1998, between INTERNATIONAL CHEMICAL CORPORATION d/b/a INNOVATIVE CHEMICAL CORPORATION ("ICC" ), a New York Corporation, with offices at 55 Woodridge Drive, Amherst NY 14228, and Med Gen ("MG"), a Nevada Corporation, with offices at 680 South Military Trail, Deerfield Beech, Florida 33442.

                            RECITALS

     WHEREAS, ICC is engaged in the development and manufacture of private label and specialty products which are distributed worldwide, and

     WHEREAS, ICC and MG desire to enter into an Agreement where they mutually benefit to allow for greater production and distribution of certain hereinafter named products (Schedule
"A"), pursuant to certain terms and conditions as hereinafter set forth.

     NOW, therefore, in consideration of the mutual promises and covenants set forth herein, ICC and MG agree as follows:

     1. ICC at its expense will be responsible for developing satisfactory formulas for the products and for providing samples of the products in sufficient quantities to allow MG at its expense to complete testing of the products. MG will provide test results to ICC and assist ICC in developing improvements on said formulas.

     2. Any patent rights or trade mark rights which arise from development of the products shall be jointly owned by ICC and MG. Any expenses incurred by the parties in order to perfect any such patent or trade mark rights shall be borne equally. Neither party shall incur any such expense without further securing the authorization of the other party. The inability or failure to secure a patent or trade mark on the product shall not in any way effect ICC's rights to continue as the exclusive manufacturer of the product as hereinafter agreed.

     3. During the term of this Agreement, MG. shall be the sole and exclusive marketer of the developed products. Each party shall use its best efforts to fulfil its obligations. Further, ICC agrees to use its contacts to assist MG in marketing the developed products and during the term of this contract will not manufacture, market, sell or participate in any venture that will compete with the developed product(s), unless as agreed in writing by both parties and noticed in a Schedule B to be attached to this Agreement and form a permanent part thereof.

     4. ICC shall sell product(s) to MG at a price to be pre-agreed upon by both parties. Any further price increases necessitated by future cost escalations must be proposed and agreed to in writing 30 days in advance. Further, ICC shall be entitled to a commission of 5% of MG revenues emanating from sales made to ICC produced contacts as discussed in paragraph #3 above. Contacts shall be agreed upon both parties in writing and form a Schedule C which shall become a permanent part of this

                            /s/  /s/
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Agreement. Payment terms on products ordered by MG from ICC shall be within 30 days with no allowable discounts for prompt
payments.

     5. This Agreement shall remain in full force and effect as long as the parties shall jointly own rights to and/or to products. Provisions for buyout of one or the others rights or patents or trade secrets or otherwise joint ownership in. products shall be by mutual Agreement only and evidenced by separate documentation and such transfer will, in effect, cancel the rights that are the subject of this Agreement.

     6. This Agreement shall be binding on and inure to the benefit of any successors, assignees and personal representatives of the parties and shall be governed by and construed under the laws of the State of New York. All notices or other communications from either party to the other hereunder shall be in. writing and shall be deemed given when delivered either personally or when deposited in the U.S. Mail, certified or registered, with return receipt requested addressed to the applicable party at the address set forth above.

     7. In the event that ICC shall not be able to produce, within 30 days the required volume as evidenced by bona fide orders submitted by MG, the cure shall be as follows and in this order.

     A. ICC shall identify and contract with a sub-manufacturer to provide the necessary product at the same cost to MG as charged by ICC.

     B. Should ICC fail in its attempt to secure the additional supply to fulfill MG s requirements, ICC shall wave the requirements set forth in. Para 4 thus enabling MG to satisfy it own requirements. All other covenants to this Agreement shall remain in full force and effect. When ICC s production capabilities return to normal and the ability to supply MG's requirements can be met, the provisions in Para. #4 shall prevail.

     8. In the event the party's come to a dispute that cannot be settled amongst themselves, both party's shall submit to binding arbitration. Each party shall pay its own expenses and they shall equally share the costs of the arbitrator.


INTERNATIONAL CHEMICAL                MED GEN
CORPORATION d/b/a INNOVATIVE
CHEMICAL CORPORATION

BY:/s/Gary Robinson   Date 3-26-98    BY:/s/            Date 3 27 98
   Gary Robinson
   President


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                                  SCHEDULE "A"
                                  ------------
                                    PRODUCTS


                 Snorenz - Anti Snoring Product





                                  SCHEDULE "B"
                                  ------------
               EXCEPTIONS TO PARAGRAPH 3 EXCLUSIVITY PROVISIONS







                                 SCHEDULE "C"
                                 ------------
                                   CONTACTS